UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

The Walt Disney Company

(Name of Registrant as Specified In Its Charter)

Blackwells Capital LLC
Blackwells Onshore I LLC
Jason Aintabi
Craig Hatkoff
Leah Solivan
Jessica Schell

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On February 14, 2024, Jason Aintabi, the Chief Investment Officer of Blackwells Capital LLC (“Blackwells”),

sent Ike Perlmutter the following email:

Dear Ike:

Trian’s press release from this morning notes a $3.5 billion dollar position in Disney. Two weeks ago, Trian’s position was $3 billion dollars. The increase, of course, is the result of positive earnings at Disney- something only Mr. Peltz appears to be unhappy about.

Mr. Peltz’ monologues on CNBC, and his press releases consistently void of any substance, make him, in our view, more suitable to be a market dilettante than an agent for positive change at Disney.

We again urge you to meet with Blackwells and its’ nominees. We offer a superior alternative to what Mr. Peltz is selling. And we will manage your position in Disney at no cost to you.

Jason

Also on February 14, 2024, Blackwells made posts regarding its campaign to certain of its social media pages, including its X (formerly known as Twitter) page, https://twitter.com/futureofdisney, its LinkedIn page, https://www.linkedin.com/company/the-future-of-disney/, its Instagram page, https://www.instagram.com/futureofdisney/ and its Facebook page, https://www.facebook.com/profile.php?id=61556480011207. A copy of the posts are attached hereto as Exhibit 1 and Exhibit 2.

Certain Information Concerning Participants

Blackwells Onshore I LLC, Blackwells Capital LLC, Jason Aintabi, Craig Hatkoff, Jessica Schell and Leah Solivan (collectively, the “Participants”) are participants in the solicitation of proxies from the shareholders of the Company for the 2024 Annual Meeting of Shareholders (the “Annual Meeting”). On February 6, 2024, the Participants filed with the U.S. Securities and Exchange Commission (the “SEC”) their definitive proxy statement and accompanying GREEN Proxy Card in connection with their solicitation of proxies from the shareholders of the Company for the Annual Meeting. ALL SHAREHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING GREEN PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IN THE COMPANY, BY SECURITY HOLDINGS OR OTHERWISE. The definitive proxy statement and an accompanying GREEN proxy card will be furnished to some or all of the Company’s shareholders and are, along with other relevant documents, publicly available at no charge on the SEC’s website at http://www.sec.gov/. In addition, the Participants will provide copies of the definitive proxy statement without charge, when available, upon request. Requests for copies should be directed to Blackwells Onshore I LLC.

Exhibit 1

The Walt Disney Company is a beloved, storied American institution with a vast and novel opportunity set offering near-limitless potential. But Disney can do better for its shareholders.

Blackwells Capital wants to ensure the right collection of minds are around the Disney Boardroom table, working constructively together to make decisions that benefit all shareholders for decades to come.

Learn all about our efforts here: http://bit.ly/49wYEE9 #thefutureofdisney #disneydeservesthebest

Exhibit 2

According to @Wendys 2023 Proxy Statement, Nelson Peltz billed Wendy’s almost $600k in expenses for his personal security. Who knew that hamburgers could be so dangerous! Is this how Peltz plans to perform for @Disney shareholders?

#thefutureofdisney #disneydeservesthebest